Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

December 17, 2012

Galena Biopharma, Inc.

310 State Street

Lake Oswego, Oregon 97034

Ladies and Gentlemen:

We have acted as counsel to Galena Biopharma, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “462 Registration Statement”) to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on or about the date of this opinion letter, covering the offering of an aggregate of up to an additional $6,400,000 of shares (the “Additional Issued Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”), warrants (the “Additional Warrants”) to purchase additional shares (the “Additional Warrant Shares”) of Common Stock and the Additional Warrant Shares. The 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-167025), including the prospectus contained therein (the “Prospectus”), the prospectus supplement or supplements contemplated thereby (each, a “Prospectus Supplement”), and the exhibits thereto, that was initially filed with the Commission on May 21, 2010, and declared effective on May 28, 2010. The Additional Issued Shares, the Additional Warrants and the Additional Warrant Shares are collectively referred to herein as the “Additional Securities.” This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K and Rule 462(b).

As your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion set forth below. As to certain factual matters, we have relied, without independent verification, on certificates of public officials and certificates of your officers and representatives. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in laws, a change in any fact relating to the Company, or any other circumstance. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinion expressly set forth below. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the 462 Registration Statement, other than as expressly stated below with respect to the Additional Securities.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. (i) The Additional Issued Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Additional Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Additional Warrants, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Additional Warrant Shares issued upon exercise of the Additional Warrants, when issued and sold as described in the Prospectus, will be validly issued, fully paid and non-assessable.

Galena Biopharma, Inc.

December 17, 2012

In rendering the opinions set forth above, we have assumed that: (i) the 462 Registration Statement will have become effective under the Securities Act, a Prospectus Supplement will have been prepared and filed with the SEC describing the Additional Securities offered thereby and such Additional Securities will have been issued and sold in accordance with the terms of such Prospectus Supplement; (ii) a definitive purchase, underwriting or similar agreement, if applicable, with respect to such Additional Securities will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Additional Securities will be duly authorized by all necessary corporate action by the Company and any agreement pursuant to which such Additional Securities may be issued will be duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Company is, and will remain, duly organized, validly existing and in good standing under applicable state law; and (v) the Company will have reserved a sufficient number of shares of its duly authorized, but unissued, shares of Common Stock as is necessary to provide for the issuance of the Additional Shares pursuant to the 462 Registration Statement.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provision providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws. Our opinions expressed herein are also subject to the qualification that no term or provision shall be included in any Additional Warrant or any other agreement or instrument pursuant to which any of the Additional Securities are to be issued that would affect the validity of such opinions.

This opinion letter is rendered to you solely in connection with the transactions contemplated by the 462 Registration Statement and may not be relied upon for any other purpose. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the 462 Registration Statement and further consent to the reference made to us in any related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TroyGould PC

TROYGOULD PC